Exhibit 99.01

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Immersion Corporation Reports Fourth Quarter and Fiscal 2012 Results

SAN JOSE, Calif., February 28, 2013 — Immersion Corporation (NASDAQ: IMMR), the leading developer and licensor of touch feedback technology, today reported financial results for the fourth quarter and year ended December 31, 2012.

Total revenues for the fourth quarter of 2012 were $8.9 million, an increase of 15% compared to $7.7 million for the fourth quarter of 2011. Royalty and license revenues of $7.6 million for the fourth quarter of 2012 were up 12% from the same period last year. Net loss for the fourth quarter of 2012 was $(200,000), or $(0.01) per share. This compares to a net loss of $(270,000), or $(0.01) per share, for the fourth quarter of 2011. Adjusted EBITDA for the fourth quarter of 2012 was $1.3 million, compared to $1.9 million in the fourth quarter of 2011.

Revenues for fiscal 2012 were $32.2 million, an increase of 5% as compared to $30.6 million for fiscal 2011. Royalty and license revenue for fiscal 2012 totaled $29.0 million, an increase of 8% over $26.9 million for fiscal 2011. Net loss for fiscal 2012 was $(5.6) million, or $(0.20) per share as compared to net loss of $(1.6) million, or $(0.06) per share, for fiscal 2011. Adjusted EBITDA for fiscal 2012 was $259,000, compared to $6.0 million in fiscal 2011.

“2012 was a pivotal year for Immersion, as we saw the value of our technology repeatedly validated through our success in establishing the importance of our intellectual property in the mobile market,” said Vic Viegas, chief executive officer of Immersion. “We made significant progress in creating new haptic technologies and user experiences, in maximizing their value, and in monetizing both our innovative software solutions and our strong patent portfolio. We are tremendously excited by the future for haptic technology within both established as well as new markets. We believe that the success of our strategic initiatives in 2012 has established a solid foundation for future growth.”

As of December 31, 2012, Immersion’s cash, cash equivalents, and short-term investments were $43.5 million, compared to $56.3 million as of December 31, 2011. During 2012, the Company used approximately $5.7 million to purchase 1,054,538 shares of its common stock.

Business Outlook

“Our current license with Samsung expired at the end of 2012, and we believe we are in a strong position to seek substantially higher compensation for Samsung’s use of our TouchSense and Integrator software solutions, as well as for its prior and future shipments of mobile devices containing Basic Haptic technology. While we are seeing positive momentum with existing customers and are optimistic regarding the opportunity for new and expanded software and patent license agreements, until we have greater clarity with regards to our Samsung relationship, it is difficult to provide comprehensive annual guidance at this time. However, given the health of our existing business, we are pleased that even absent a new agreement with Samsung, our current guidance for 2013 revenues is in the range of $28 million to $32 million,” concluded Mr. Viegas.

Corporate Highlights

Recently:

•	Immersion entered into a settlement and license agreement with Google, Inc. and Motorola Mobility LLC, resolving the patent infringement litigation brought by Immersion against Motorola.

•	LG Electronics, Inc. expanded its agreement with Immersion to include a patent license covering LG’s use of simple forms of haptic effects in its smartphones and other mobile devices.

•

Panasonic became the newest Immersion licensee in Japan, and launched Docomo’s “NEXT series ELUGA X P-02E” smartphone with Immersion technology. The smartphone includes Immersion’s TouchSense® 3000 embedded control software and Integrator software.

•	The Razer Edge tablet launched with Immersion tactile feedback technology, enabling console-style tactile effects within the gamepad controller.

•

Immersion introduced new build-time interface solutions for OEMs to enrich interactive mobile experiences: Tactile Presence, which transmits tactile information between two devices and Integrated Themes, which uses tactile effects to bring an added sense of realism to the branded mobile user interface.

Conference Call Information

Immersion will host a conference call with company management on Thursday, February 28, 2013 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the fourth quarter and year ended December 31, 2012. To participate on the live call, analysts and investors should dial +1 877-941-2068 at least ten minutes prior to the start of the call. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion (www.immersion.com)

Founded in 1993, Immersion (NASDAQ: IMMR) is the leading innovator in haptic technology; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by overcoming distractions while driving or performing a medical procedure; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical and consumer electronics products from world-class companies. With over 1,300 issued or pending patents in the U.S. and other countries, Immersion helps bring the digital universe to life. Hear what we have to say at blog.immersion.com.

Use of Non-GAAP Financial Measures

Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information because it is useful in understanding the company’s performance as it excludes non-cash and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding our expectations relating to our belief that we are in a strong position to seek substantially higher compensation from Samsung, expectations for fiscal 2013 revenues to be in the range of $28 to $32 million and other statements regarding future growth and our intellectual property.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, potential and actual claims and proceedings, including litigation involving Immersion’s intellectual property; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in transitioning to a pure IP licensing model and in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; potential restructuring charges; unexpected costs; failure to retain key personnel; competition; the inherently uncertain nature of litigation which makes future outcomes and timing difficult to predict; the impact of global economic conditions and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s most recent Quarterly Report on Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo, TouchSense, HD Haptics and Reverb are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR – C)

###

Immersion Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2012	December 31, 2011
	(Unaudited)	(1)
ASSETS
Cash and cash equivalents	$4,558	$7,298
Short-term investments	38,988	48,987
Accounts and other receivables, net	1,878	1,487
Inventories	141	423
Deferred income taxes	165	215
Prepaid expenses and other current assets	706	479

Total current assets	46,436	58,889
Property and equipment, net	1,281	1,737
Intangibles and other assets, net	15,725	14,053

TOTAL ASSETS	$63,442	$74,679

LIABILITIES
Accounts payable	$338	$365
Accrued compensation	2,502	2,830
Other current liabilities	1,022	2,054
Deferred revenue and customer advances	3,934	4,120

Total current liabilities	7,796	9,369
Long-term deferred revenue	10,221	13,229
Deferred income tax liabilities	165	215
Other long-term liabilities	619	245

TOTAL LIABILITIES	18,801	23,058
STOCKHOLDERS’ EQUITY	44,641	51,621

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$63,442	$74,679

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues:
Royalty and license	$7,603	$6,806	$28,989	$26,916
Product sales	837	691	1,982	2,583
Development contracts and other	420	193	1,198	1,136

Total revenues	8,860	7,690	32,169	30,635

Costs and expenses:
Cost of revenue	386	342	1,188	1,255
Sales and marketing	1,703	1,683	6,775	7,085
Research and development	2,015	1,861	8,421	8,386
General and administrative	4,444	3,201	19,326	12,568
Amortization and impairment of intangibles	483	378	1,554	1,394

Total costs and expenses	9,031	7,465	37,264	30,688

Operating Income (loss)	(171)	225	(5,095)	(53)
Interest and other income	26	32	170	204

Income (loss) from continuing operations before provision for income taxes	(145)	257	(4,925)	151
Provision for income taxes	(55)	(527)	(792)	(1,816)

Loss from continuing operations	(200)	(270)	(5,717)	(1,665)
Discontinued operations:
Gain on sales of discontinued operations	—	—	153	61

Net Loss	$(200)	$(270)	$(5,564)	$(1,604)

Basic and diluted net loss per share
Continuing operations	$(0.01)	$(0.01)	$(0.21)	$(0.06)
Discontinued operations	$0.00	$0.00	$0.01	$0.00

Total	$(0.01)	$(0.01)	$(0.20)	$(0.06)

Shares used in calculating basic and diluted net loss per share	27,288	28,471	27,735	28,564

Immersion Corporation

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
GAAP Net Loss	$(200)	$(270)	$(5,564)	$(1,604)
Interest and other income	(26)	(32)	(170)	(204)
Provision for income taxes	55	527	792	1,816
Depreciation and amortization	164	411	654	1,128
Amortization and impairment of intangibles	483	378	1,554	1,394
Stock-based compensation	800	850	3,146	3,555
Discontinued operations	—	—	(153)	(61)

Total adjustments	1,476	2,134	5,823	7,628
Adjusted EBITDA	$1,276	$1,864	$259	$6,024